SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Advent Claymore Global Convertible Opportunities & Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  210 N. Hale Street
                  Wheaton, Illinois  60187

Telephone Number (including area code):

                  (630) 784-6300

Name and address of agent for service of process:

                  Rodd Baxter
                  1065 Avenue of the Americas, 31st Floor
                  New York, New York 10018

With copies of Notices and Communications to:

                  Philip Harris
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036




Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                      YES      [X]               NO      [ ]

                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 6th day of February, 2004.





(REGISTRANT)



                 By:       /s/ Rodd Baxter
                           ------------------
                           Rodd Baxter
                           Sole Trustee




Attest:   /s/ Paul Latronica
         ---------------------
         Paul Latronica